Exhibit 3.1

EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FAIRPOINT COMMUNICATIONS, INC.

FairPoint Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.            The name of the Corporation is FairPoint Communications, Inc.  The Corporation was originally incorporated under the name “MJD Communications, Inc.” and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 30, 1993.  The Corporation filed Certificates of Amendment with the Secretary of State of the State of Delaware on June 6, 1996, November 24, 1998 and January 28, 2005.  The Corporation filed restatements of its Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 1994, July 31, 1997, March 26, 1998, October 20, 1999, January 19, 2000, April 28, 2000 and May 10, 2002.

B.            This Eighth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the Certificate of Incorporation of the Corporation as heretofore amended and restated, has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

C.            The Certificate of Incorporation of the Corporation, as heretofore amended and restated, is hereby further amended and restated to read in its entirety as follows:

1.             Corporate Name.  The name of the Corporation is FairPoint Communications, Inc.

2.             Registered Office and Agent.

(a).          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.

(b).          The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3.             Purpose of the Corporation.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.             Definitions.  The following terms have the indicated meanings when used herein.

(a).          “Board of Directors” means the board of directors of the Corporation.

(b).          “Common Stock” means the shares of common stock of the Corporation referred to in Section 5(a)(i) hereof.

(c).          “Communications Laws” means any law or regulation of the United States or any state of the United States, now or hereafter in effect, including without limitation, the Communications Act of 1934, as amended, the

Telecommunications Act of 1996, as amended, and the regulations promulgated under such acts, pertaining to any authorization, license, permit, order, filing or consent held or required to be obtained by the Corporation from the Federal Communications Commission (or any successor thereto) or any state regulatory commission having jurisdiction over the Corporation or any of its subsidiaries, including laws or regulations pertaining to approval of the acquisition or ownership of shares of capital stock of the Corporation.

(d).          “Corporation” means FairPoint Communications, Inc., a Delaware corporation.

(e).          “Covered Person” means any holder of capital stock of the Corporation or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries.

(f).           “DGCL” means the General Corporation Law of the State of Delaware.

(g).          “Effective Time” means the date and time at which this Eighth Amended and Restated Certificate of Incorporation of the Corporation shall become effective in accordance with Section 103(d) of the DGCL.

(h).          “Excluded Opportunity” means any opportunity, matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of:

(i).           any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or

(ii).          any Covered Person,

unless such opportunity, matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the knowledge or possession of, such director or Covered Person expressly in such director’s or Covered Person’s capacity as a director of the Corporation or as a Covered Person.

(i).           “Old Class A Common Stock” means the class A common stock, par value $.01 per share, authorized by the Seventh Amended and Restated Certificate of Incorporation of the Corporation, as amended.

(j).           “Old Class C Common Stock” means the class C common stock, par value $.01 per share, authorized by the Seventh Amended and Restated Certificate of Incorporation of the Corporation, as amended.

(k).          “Preferred Stock” means the shares of preferred stock of the Corporation referred to in Section 5(a)(ii) hereof.

(l).           “Transferee” has the meaning given such term in Section 6(a) hereof.

5.             Capitalization.

(a).          Authorized Shares.  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 300,000,000 shares, consisting of:

(i).           200,000,000 shares of common stock, par value $0.01 per share, and

(ii).          100,000,000 shares of preferred stock, par value $0.01 per share.

(b).          Reclassification.  At the Effective Time:

(i).           Each outstanding share of Old Class C Common Stock shall be reclassified, automatically, immediately and irrevocably, without any further action on the part of any holder of Old Class C Common Stock, the Corporation or any other person or entity, into one share of Common Stock.

(ii).          Each outstanding share of Old Class A Common Stock shall be reclassified, automatically, immediately and irrevocably, without any further action on the part of any holder of Old Class A Common Stock, the Corporation or any other person or entity, into one share of Common Stock.

(iii).         Each stock certificate which immediately prior to the Effective Time represented shares of Old Class A Common Stock or Old Class C Common Stock shall, without any action on the part of the holder, thereupon and thereafter until surrendered as hereinafter provided, represent the appropriate number of shares of Common Stock.  The registered holder of each such certificate may after the Effective Time surrender such certificate to the Corporation for cancellation and, upon such surrender, shall receive in exchange therefor, without charge, a new certificate registered in the name of such holder representing the appropriate number of shares of Common Stock.

(c).          Preferred Stock.  Shares of Preferred Stock may be issued at any time and from time to time in one or more classes or series, with each such class or series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions and to file with the Secretary of State of the State of Delaware a certificate setting forth a copy of such resolution or resolutions and the number of shares of Preferred Stock of the class or series as to which such resolution or resolutions apply.  The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, but not be limited to, determination of the following:

(i).           the number of authorized shares constituting that class or series and the distinctive designation of that class or series;

(ii).          the dividend rate on the outstanding shares of that class or series, whether dividends shall be paid in cash or in kind and whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the outstanding shares of that class or series;

(iii).         whether that class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv).         whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v).          whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi).         whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(vii).        the rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(viii).       any other relative rights, preferences and limitations of that class or series.

(d).          Common Stock.

(i).           Generally.  All outstanding shares of Common Stock shall have the same terms except as otherwise set forth herein.

(ii).          Dividends.  Subject to the preferential dividend rights of any class or series of Preferred Stock outstanding from time to time, and subject to the other provisions of this Section 5(d)(ii), the holders of outstanding shares of Common Stock shall be entitled to receive dividends and other distributions in cash, stock or property of the Corporation when, as and to the extent declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii).         Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to share in the assets of the Corporation remaining after payment of or provision for all debts and other liabilities of the Corporation and the liquidation preference of all classes or series of outstanding Preferred Stock.

(iv).         Voting Rights.  Except as otherwise expressly set forth in this Eighth Amended and Restated Certificate of Incorporation and except as otherwise required by law:

(A).         Each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(B).          The holders of outstanding shares of Common Stock shall vote together as a single class on all matters to be voted on by the holders of Common Stock.

(e).          No Preemptive Rights.  Except as expressly set forth in this Eighth Amended and Restated Certificate of Incorporation, any certificate of designation, any resolution or resolutions providing for the issuance of a class or series of capital stock adopted by the Board of Directors, or any agreement between the Corporation and the holders of its capital stock, no holder of shares of capital stock of the Corporation shall have any preemptive right to subscribe for any shares of any class or series of capital stock of the Corporation whether now or hereafter authorized.

6.             Provisions Relating to Stock Ownership and Federal and State Communications Laws.

(a).          Requests for Information.  So long as the Corporation or any of its subsidiaries holds any authorization, license, permit, order, filing or consent from the Federal Communications Commission (or any successor thereto) or any state regulatory commission having jurisdiction over the Corporation or any of its subsidiaries, if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any person presenting any shares of capital stock of the Corporation for transfer into its name (a “Transferee”) may be inconsistent with, or in violation of, any provision of the Communications Laws, or if the Corporation needs information in order to make a determination as to whether the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any Transferee may be inconsistent with, or in violation of, any provision of the Communications Laws, such stockholder or Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the existence or exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder or Transferee is inconsistent with, or in violation of, any provision of the Communications Laws.

(b).          Denial of Rights.  If any stockholder or Transferee from whom information is requested should fail to respond to any request for information made by the Corporation pursuant to Section 6(a) hereof, or if the Corporation shall conclude that the ownership of, or existence or exercise of any rights of stock ownership with respect to, shares of capital stock of the Corporation by such stockholder or Transferee could result in any inconsistency with, or violation of, any provision of the Communications Laws, the Corporation may suspend those rights of stock ownership the existence or exercise of which would result in any inconsistency with, or violation of, any provision of the Communications Laws, such suspension to remain in effect until the requested information has been received and the Corporation has determined that the existence or exercise of such suspended rights is not inconsistent with, or in violation of, any provision of the Communications Laws.

(c).          Remedies.  The Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any stockholder or Transferee, with a view towards obtaining any information requested pursuant to Section 6(a) hereof or preventing or curing any situation which would cause an inconsistency with, or violation of, any provision of the Communications Laws.

7.             Renunciation of Interest or Expectancy.  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.

8.             Management of the Business and Conduct of the Affairs of the Corporation.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders.

(a).          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, except as may otherwise be provided in the DGCL or elsewhere herein.

(b).          The number of directors constituting the Board of Directors shall be as set forth in, or determined by the Board of Directors by resolution adopted by the Board of Directors in accordance with, the by-laws of the Corporation, but shall not be less than five nor more than eleven.

(c).          Classification of the Board of Directors.

(i).           The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number of directors per Class as possible.

(ii).          Directors of Class I shall be elected to hold office for an initial term expiring at the first annual meeting of stockholders held after the Effective Time.

(iii).         Directors of Class II shall be elected to hold office for an initial term expiring at the second annual meeting of stockholders held after the Effective Time.

(iv).         Directors of Class III shall be elected to hold office for an initial term of office expiring at the third annual meeting of stockholders held after the Effective Time.

(v).          At each annual meeting of stockholders, the respective successors of the directors whose terms are expiring shall be elected for terms expiring at the annual meeting of stockholders held in the third succeeding year.

(vi).         Subject to Section 12 hereof, vacancies in the Board of Directors and newly-created directorships resulting from any increase in the authorized number of directors may be filled as provided in the by-laws.

(d).          Advance notice of nominations by stockholders for the election of directors, and of stockholder proposals regarding action to be taken at any meeting of stockholders, shall be given in the manner and to the extent provided in the by-laws of the Corporation.

9.             By-laws.

(a).          The Board of Directors shall be authorized to adopt, amend and repeal the by-laws of the Corporation without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware, this Eighth Amended and Restated Certificate of Incorporation and the by-laws of the Corporation as from time to time in effect, subject to the power of the stockholders entitled to vote to adopt, amend, alter, change, add to or repeal by-laws made by the Board of Directors.

(b).          Notwithstanding anything contained in this Eighth Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds in voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to adopt, amend, alter, change, add to or repeal the by-laws of the Corporation.

10.          Exoneration.

(a).          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his/her fiduciary duty as a director to the fullest extent permitted by the DGCL, as the DGCL exists on the Effective Date or may thereafter be amended.

(b).          Any repeal or modification of Section 10(a) hereof shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

11.          Stockholder Action.

(a).          Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

(b).          Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by:

(i).           the Chairman of the Board of Directors of the Corporation,

(ii).          the Board of Directors, or

(iii).         the Board of Directors upon a request by the holders of at least 50% in voting power of all outstanding shares of the Corporation entitled to vote at such meeting.

(c).          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.

(d).          The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the by-laws of the Corporation.

(e).          Elections of directors need not be by written ballot.

12.          Quorum at stockholder meetings.  The holders of one-third in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except that the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required to constitute a quorum for:

(a).          a vote for any director in a contested election,

(b).          the removal of a director, or

(c).          the filling of a vacancy on the Board of Directors by the stockholders of the Corporation.

13.          Amendments to this Eighth Amended and Restated Certificate of Incorporation.

(a).          The Corporation reserves the right to amend any provision contained in this Eighth Amended and Restated Certificate of Incorporation, as the same may be in effect from time to time, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

(b).          Anything contained in Section 13(a) hereof to the contrary notwithstanding, the affirmative vote of the holders of at least two-thirds in voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Sections 8, 9, 10, 11(a), 11(b) and 12 hereof and this Section 13 or to adopt any provision inconsistent therewith.

14.          Compromise.  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed by the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, FAIRPOINT COMMUNICATIONS, INC. has caused this Eighth Amended and Restated Certificate of Incorporation to be executed by Shirley J. Linn, its Senior Vice President and Secretary, on this 7th day of February, 2005.

FAIRPOINT COMMUNICATIONS, INC.

		By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Senior Vice President and Secretary

Attest:

By:	/s/ Timothy W. Henry
Name: Timothy W. Henry
Title: Vice President